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                           GRANITE BROADCASTING CORPORATION
                                     SUBSIDIARIES

         Granite Response Television
         San Joaquin Communications, Inc.
         RJR Communications, Inc.
         WPTA-TV, Inc.
         KNTV, Inc.
         WTVH, Inc.
         WTVH License, Inc.
         KSEE License, Inc.
         KBJR License, Inc.
         KNTV License, Inc.
         WPTA-TV License, Inc.
         KBVO, Inc.
         KBVO License, Inc.
         WWMT-TV, Inc.
         WWMT-TV License, Inc.
         WKBW-TV, Inc.
         WKBW-TV License, Inc.
         Queen City Broadcasting of New York, Inc.
         Queen City Broadcasting, Inc.
         Queen City III Limited Partnership
         WXON License Inc.
         WXON, Inc.
         WEEK, Inc.
         WEEK License, Inc.
         WLAJ, Inc.
         WLAJ License, Inc.